EXHIBIT 10.2

*** Text Omitted and Filed Separately
Confidently Treatment Requested
Under 17 C.F.R. §§ 200.80 (b)(4),
200.83 and 240.24b-2
REFORMULATION AND NEW PRODUCT AGREEMENT

THIS REFORMULATION AND NEW PRODUCT AGREEMENT is made as of August 22, 2002 (the “Effective Date”), by and between CYPRESS BIOSCIENCE, INC., a Delaware corporation (“Cypress”), having a principal place of business at 4350 Executive Drive, Suite 325, San Diego, California 92121, and COLLEGIUM PHARMACEUTICAL, INC., a Delaware corporation (“Collegium”), having a principal place of business at 349 Lincoln Street, Hingham, Massachusetts, 02043. Cypress and Collegium may be referred to herein individually as a “Party” and collectively as the “Parties.”

Recitals

WHEREAS, Cypress has an exclusive license, with the right to sublicense, to, among other things, develop products containing milnacipran as an active ingredient in certain territories and certain fields;

WHEREAS, Cypress is interested in developing reformulations of milnacipran and new products which are analogs of milnacipran;

WHEREAS, Collegium has expertise in developing reformulations of existing products and new products which are analogs of existing products; and

WHEREAS, Cypress and Collegium desire to enter into a relationship whereby Collegium would develop reformulations of milnacipran and analogs of milnacipran, with a patient acceptance profile comparable or superior to the current formulations of milnacipran, pursuant to the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants set forth below, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Cypress and Collegium hereby agree as follow:

ARTICLE 1

DEFINITIONS

As used herein, the following terms shall have the meanings as defined below. The definition of a term in singular form shall include that term in the plural form and vice versa:

1.1 Additional Costs” shall have the meaning set forth in Section 4.2(b).

1.2 “Affiliate” shall mean any entity controlled by, controlling, or under common control with a Party and shall include any entity more than 50% of whose voting stock or participating profit interest is owned or controlled, directly or indirectly, by a Party, and any company which owns or controls, directly or indirectly, more than 50% of the voting stock of a Party.

1.3 “Claim” shall have the meaning set forth in Section 11.2(a).

1.4 “Collegium Indemnified Party” shall have the meaning set forth in Section 9.1.

1.5 “Collegium Existing Know-How” shall mean, to the extent necessary or useful for the development of Reformulated Products or New Products or otherwise for purposes of the R&D Plan, all Information that Collegium Controls on the Effective Date and, in each case, any replication or any part of such Information, but excluding any Collegium Existing Patents.

1.6 “Collegium Existing Patents” shall mean, to the extent necessary or useful for the development of Reformulated Products or New Products or otherwise for purposes of the R&D Plan and limited to use under this Agreement, all foreign and domestic: (a) patents issued or existing as of the Effective Date which Collegium Controls; (b) patents issuing from patent applications that are pending as of the Effective Date (including, without limitation, provisionals, divisionals, continuations and continuations-in-part of such applications) which Collegium Controls; and (c) substitutions, extensions, reissues, reexaminations, renewals, supplemental protection certificates and inventors certificates relating to the foregoing patents which Collegium Controls.

1.7 “Collegium Existing Technology” shall mean all Collegium Existing Know-How and Collegium Existing Patents.

1.8 “Collegium Notice” shall have the meaning set forth in Section 4.4(b).

1.9 “Committee”shall have the meaning set forth in Section 2.1.

1.10 “Confidential Information” shall have the meaning set forth in Section 7.1.

1.11 “Controls” or “Controlled” shall mean possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement or other arrangement with any Third Party.

1.12 “Cure Period” shall have the meaning set forth in Section 6.3.

1.13 “Cypress Indemnified Party” shall have the meaning set forth in Section 9.2.

1.14 “Cypress Know-How” shall mean, to the extent reasonably necessary for purposes of the R&D Program, all Information that Cypress Controls on the Effective Date or during the R&D Term and any replication or any part of such Information, but excluding any Cypress Patents or Joint Patents.

1.15 “Cypress Patents” shall mean, to the extent necessary or useful for the development of Reformulated Products or New Products or otherwise for purposes of the R&D Plan, (a) all foreign and domestic: (i) patents issued or existing as of the Effective Date which Cypress Controls; (ii) patents issuing from patent applications that are pending as of the

Effective Date (including, without limitation, provisionals, divisionals, continuations and continuations-in-part of such applications) which Cypress Controls; and (iii) substitutions, extensions, reissues, reexaminations, renewals, supplemental protection certificates and inventors certificates relating to the foregoing patents which Cypress Controls; and (b) all foreign and domestic (i) patent applications (including, without limitation, provisionals, divisionals, continuations and continuations-in-part of such applications) and (ii) patents (including, without limitation, substitutions, extensions, reissues, reexaminations, renewals, supplemental protection certificates and inventors certificates with respect thereto), which claim or disclose any Inventions or Information developed or generated by employees or Third Party contractors of Cypress in the course of the R&D Program, but excluding any Joint Patents.

1.16 “Cypress Technology” shall mean all Cypress Know-How and Cypress Patents.

1.17 “Direct Costs” shall have the meaning set forth in Section 4.2(a).

1.18 “Effective Date” shall have the meaning set forth in the introductory paragraph.

1.19 “Existing Product” shall mean any product containing milnacipran as an active ingredient that exists as of the Effective Date, including the existing immediate release formulation in capsule form containing […***…] mg and […***…] mg of milnacipran and the existing slow release formulation containing […***…] mg of milnacipran, as set forth in PCT published international application: WO 98/08495.

1.20 “FDA” shall mean the United Stated Food and Drug Administration.

1.21 “Field” shall mean all uses and all indications.

1.22 “Information” shall mean all tangible and intangible (a) techniques, technology, practices, trade secrets, inventions (whether patentable or not), methods, knowledge, know-how, skill, experience, test data and results (including, without limitation, pharmacological, toxicological, preclinical and clinical test data and results), analytical and quality control data, results or descriptions, software and algorithms and (b) compounds, compositions of matter, cells, cell lines, assays, animal models and physical, biological or chemical material.

1.23 “Inventions” shall have the meaning provided in Section 5.1(a).

1.24 “Joint Patents” shall mean all foreign and domestic (a) patent applications (including, without limitation, provisionals, divisionals, continuations and continuations-in-part of such applications) and (b) patents (including, without limitation, substitutions, extensions, reissues, reexaminations, renewals, supplemental protection certificates and inventors certificates with respect thereto), which claims or discloses any Inventions or Information developed or generated jointly by employees or Third Party contractors of Collegium and employees or Third Party contractors of Cypress in the course of the R&D Program, including, without limitation, any Reformulated Product or New Product.

1.25 “Liability” shall have the meaning provided in Section 9.1.

1.26 “License” shall have the meaning set forth in Section 6.1.

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1.27 “Licensed Technology” shall mean any and all New Patents and New Know-How and Collegium’s interest in Joint Patents.

1.28 “Market Price” shall mean, if Cypress’ Common Stock is listed on any established stock exchange or traded on the Nasdaq National Market or The SmallCap Market, 100% of the average of the closing price of such Common Stock as reported on the exchange for the […***…] days immediately preceding the date of the occurrence of the applicable milestone event and in the absence of such markets for such Common Stock, the fair market value of one share of Cypress’ Common Stock as determined in good faith by the Board of Directors of Cypress.

1.29 “Minimum Price” shall mean […***…], as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to the Common Stock of Cypress.

1.30 “New Know-How” shall mean all Information developed or generated by employees or Third Party contractors of Collegium in the course of the R&D Program, including, without limitation, all such Information with respect to any Reformulated Product or New Product, and any replication or any part of such Information, but excluding any New Patents or Joint Patents.

1.31 “New Patents” shall mean all foreign and domestic (a) patent applications (including, without limitation, provisionals, divisionals, continuations and continuations-in-part of such applications) and (b) patents (including, without limitation, substitutions, extensions, reissues, reexaminations, renewals, supplemental protection certificates and inventors certificates with respect thereto), which claim or disclose any Inventions or Information developed or generated by employees or Third Party contractors of Collegium in the course of the R&D Program, including, without limitation, any Reformulated Product or New Product, but excluding any Joint Patents and any such patent applications and patents excluded pursuant to the terms of Section 5.2.

1.32 “New Product” shall mean any product containing any analog of milnacipran which is discovered, identified or developed by Collegium under this Agreement, in any formulation.

1.33 “New Product Milestone Event” shall have the meaning set forth in Section 6.3.

1.34 “Net Sales” shall mean the amount billed by Cypress or its Affiliate to an Affiliate or Third Party that is not a Sublicensee of Cypress or its Affiliate (unless such Affiliate or Third Party is the end user of the product, in which case the amount billed therefore shall be deemed to be the amount that would be billed in an arm’s length transaction) for sales of any Reformulated Product or New Product less the following items, as allocable to such product: (i) quantity and/or trade discounts, credits or allowances, (ii) credits or allowances additionally granted upon returns, rejections or recalls, (iii) freight, shipping, postage and insurance charges, (iv) taxes, duties or other governmental tariffs (other than income taxes), and (v) government mandated rebates.

1.35 “Option” shall have the meaning set forth in Section 6.1.

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1.36 “Option Term” shall have the meaning set forth in Section 6.1.

1.37 “Phase I Clinical Trial” shall mean a human clinical trial that would satisfy the requirements for a Phase 1 study as defined in 21 C.F.R. 312.21(a) (or its successor regulation).

1.38 “Phase II Clinical Trial”shall mean a human clinical trial that would satisfy the requirements for a Phase 2 study as defined in 21 C.F.R. 312.21(b) (or its successor regulation).

1.39 “Phase III Clinical Trials” shall mean a human clinical trial that would satisfy the requirements for a Phase 3 study as defined in 21 C.F.R. 312.21(c) (or its successor regulation).

1.40 “Phase IV Clinical Trials” shall mean a human clinical trial that would satisfy the requirements for a Phase 4 study as defined in 21 C.F.R. 312.21(d) (or its successor regulation).

1.41 “Pierre Fabre” shall mean Pierre Fabre Médicament or its successor in interest.

1.42 “Pierre Fabre Agreement” shall mean the Restated License Agreement, dated November 13, 2001, between Cypress and Pierre Fabre, and any amendment to or restatement or replacement of such agreement.

1.43 “Pierre Fabre Payment” shall mean any amount Cypress is obligated to pay to Pierre Fabre under the Pierre Fabre Agreement based on net sales of products by any sublicensee of Cypress’ rights under the Pierre Fabre Agreement or payments received by Cypress from any such sublicensee; provided, however that, if such amount payable by Cypress to Pierre Fabre includes payment for the cost of goods of product supplied by Pierre Fabre (“COGS”), […***…].

1.44 “R&D Plan” shall mean a plan for conducting the R&D Program, as may be amended from time to time by the Committee and as attached to this Agreement as Exhibit A.

1.45 “R&D Program” shall mean the program of research and development conducted by the Parties during the R&D Term pursuant to Articles 2 and 3 hereof, as more fully described in the R&D Plan.

1.46 “R&D Term” shall have the meaning set forth in Section 10.1.

1.47 “Reformulated Product” shall mean any Product which is developed by Collegium under this Agreement and contains milnacipran in a formulation that is different than the Existing Product, but that does not meet the criteria for a New Product.

1.48 “Regulatory Approval” shall mean any and all approvals (including price and reimbursement approvals), licenses, registrations, or authorizations of health/regulatory authorities or any country, federal, state or local regulatory agency, department, bureau or other government entity that is legally required or necessary from an economic point of view for the manufacture, use, storage, import, transport and/or sale of a Reformulated Product or a New Product in such jurisdiction.

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1.49 “Stock Agreement” shall mean the Common Stock Issuance Agreement of even date herewith between Collegium and Cypress.

1.50 “Sublicensee” shall mean any Third Party to whom Cypress or any of its Affiliates grants a license or sublicense under any New Patents, Joint Patents or New Know-How Controlled by Cypress to sell, offer for sale or import any Reformulated Product or New Product, as permitted under this Agreement.

1.51 “Sublicensee Payments” shall have the meaning set forth in Section 4.3(b).

1.52 “Supplemental NDA” shall mean a supplemental new drug application based on a new drug application filed and approved by the FDA with respect to the Existing Product.

1.53 “Term” shall have the meaning set forth in Section 10.2.

1.54 “Third Party” shall mean any entity other than Cypress or Collegium or an Affiliate of Cypress or Collegium.

1.55 “Total Costs” shall have the meaning set forth in Section 4.2(b).

ARTICLE 2

MANAGEMENT OF THE R&D PROGRAM

2.1 Creation and Membership of the Committee. Within 30 days after the Effective Date, the Parties shall form a joint committee (the “Committee”) composed of two representatives of each of Collegium and Cypress. Each Party shall appoint, in its sole discretion, persons with appropriate qualifications to act as such Party’s representatives on the Committee. Each Party shall designate one of its members as co-chair of the Committee. The Parties may mutually agree to change the size of the Committee so long as there is an equal number of representatives of each Party on the Committee. The initial Cypress co-chair shall be […***…] and the initial Collegium co-chair shall be […***…].

2.2 Committee Functions and Powers. The responsibilities of the Committee shall be as follows: (a) encouraging and facilitating ongoing cooperation between the Parties with respect to the R&D Program; (b) establishing, updating, amending, reviewing and approving the R&D Plan, as needed; (c) monitoring progress of the R&D Program; (d) setting the Milestone Events described in Section 6.3 with respect to New Products and (e) carrying out other duties and responsibilities described for it in this Agreement.

2.3 Meetings. The Committee shall meet at least quarterly, or as otherwise mutually agreed to by all members of the Committee, during the R&D Term. Meetings of the Committee may be held in person or by video conference or teleconference. The time, location, method of communication and details of all Committee meetings shall be determined jointly by the Committee members of both Parties. If a Party wishes to have any representative other than its Committee members present at a Committee meeting, such Party must notify the other Party in advance of such meeting. Cypress shall pay for the reasonable travel expenses, including hotel and food expenses, actually incurred by Collegium for Collegium representatives to attend such

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meetings, provided that such expenses have been pre-approved by Cypress in writing. Prior to the end of each Committee meeting, the co-chairs shall give a brief summary of issues and the steps taken toward resolution of such issues. At each Committee meeting, the Committee shall appoint a secretary who will prepare the minutes promptly after each meeting (whether held in person or by telecommunication), reporting in reasonable detail the actions taken by the Committee, the status of the R&D Program, issues requiring resolution and the steps the Committee has chosen to take towards resolution of such issues.

2.4 Decision Making and Issue-Resolution. The presence, either in person or by telephone of at least 50% of the total number of Committee members of each Party at a Committee meeting shall constitute a quorum. The members of Cypress shall collectively have one vote and the members of Collegium shall collectively have one vote with regard to all Committee decisions. All decisions made by the Committee must obtain unanimous approval. If the Committee fails to reach unanimous agreement on a matter, then the dispute resolutions described in Article 11 shall be invoked.

ARTICLE 3

CONDUCT OF THE R&D PROGRAM

3.1 Transfer of the Cypress Technology. Commencing promptly after the Effective Date, Cypress will disclose to Collegium such Cypress Technology as is reasonably necessary to enable Collegium to perform its R&D Program activities hereunder in accordance with the R&D Plan.

3.2 R&D Program Activities. As more fully described in the R&D Plan, commencing promptly after the Effective Date, Collegium agrees to use its commercially reasonable efforts to develop a Reformulated Product and/or a New Product and will furnish the facilities, know-how, technical skill and other resources necessary or appropriate for performance of its obligations under the R&D Plan, including, without limitation, the Collegium Existing Technology. Collegium shall obtain the prior written approval of Cypress before in-licensing any drug delivery system or other technology to be used in Reformulated Products or New Products. Collegium shall be responsible for performance of the development activities set forth in the R&D Plan. Collegium will use commercially reasonable efforts to develop Reformulated Products and New Products that have an objective patient acceptance profile comparable or superior to Existing Products. With respect to any Reformulated Product, Collegium shall use commercially reasonable efforts to […***…]. Collegium will conduct its activities under the R&D Program in accordance with good scientific practices.

3.3 Research License to Collegium. Cypress hereby grants to Collegium during the R&D Term a non-exclusive, non-sublicensable, non-transferable license to the Cypress Technology for use by Collegium only for the performance of its obligations under this Agreement. Collegium agrees that it shall not use the Cypress Technology for any other purposes.

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3.4 Updates and Reports; Results.

(a) During the R&D Term, unless otherwise agreed to by the Committee, Collegium shall provide monthly written updates and any relevant reports to Cypress regarding Collegium’s progress with regard to the R&D Program and results, materials and other Information and Inventions made or generated by Collegium in the course of the R&D Program, specifically including a written patent summary or written patent disclosure with respect to potential New Patents and Joint Patents. In addition, Collegium shall regularly provide Cypress such other information as is appropriate to keep Cypress informed of Collegium’s progress under the R&D Program.

(b) At the end of the R&D Term, Collegium shall provide a final report regarding the R&D Program to Cypress and shall transfer to Cypress all data, materials, results and other Information and Inventions developed or generated by Collegium in the course of the R&D Program.

(c) If Cypress has exercised the Option in accordance with Section 6.2, then beginning upon the expiration of the Option Term and thereafter during the Term, Cypress agrees to provide Collegium with semi-annual updates, during the month of January and during the month of July of each calendar year regarding the status of Cypress R&D milestones described in Section 4.4(a), and Regulatory Approval with respect to any New Products and Reformulated Products, until the date on which Regulatory Approval is obtained or Cypress has notified Collegium in writing that it will no longer seek to obtain Regulatory Approval with respect to such New Product or Reformulated Product.

3.5 Record Keeping. Collegium agrees to maintain adequate and accurate records as required under applicable federal, state and local statutes and regulations relating to its activities under this Agreement and to provide Cypress with reasonable access to such records upon reasonable prior written notice by Cypress. Collegium agrees to inform Cypress of any inquiries made by any regulatory or governmental body regarding Collegium’s activities under this Agreement.

3.6 Use and Handling of Materials. All materials transferred by Cypress under this Agreement or assigned to Cypress pursuant to Section 5.2 will remain the sole property of Cypress, will be used only in furtherance of the R&D Program and solely under the control of Collegium, will be used or delivered to or for the benefit of any Third Party (other than employees or Third Party contractors of Collegium who require access to such materials for purposes of the R&D Program and are subject to the obligations of confidentiality and limitations on use consistent with those set forth herein) without the prior written consent of Cypress, and will not be used in research and testing involving human subjects unless specifically agreed to by Cypress in writing. All materials transferred to Cypress by Collegium under this Agreement will be the sole property of Collegium, unless rights thereto are assigned to Cypress pursuant to Section 5.2, and may be used by Cypress in accordance with the rights granted by Collegium to Cypress under this Agreement. The Parties acknowledge that the materials transferred under this Agreement are experimental in nature and that not all of the materials’ characteristics are known. Accordingly, each Party shall use such transferred materials with prudence and appropriate caution.

3.7 Cypress Activities. Except for the activities to be conducted by Collegium pursuant to the R&D Plan, Cypress shall have the sole right, but not the obligation to conduct any and all research, development and commercialization activities with respect to Reformulated Products and New Products, including, without limitation, any preclinical and clinical development and regulatory filings. Collegium shall provide reasonable assistance to Cypress in connection with such Cypress activities, as requested by Cypress, including, without limitation, discussing strategies for patent protection of Reformulated Products and New Products, obtaining Regulatory Approval for Reformulated Products or New Products, design of bioequivalence trials and development of a package of chemistry and manufacturing controls for Reformulated Products, for the duration of the R&D Term and the Option Term.

ARTICLE 4

PAYMENTS

4.1 Upfront Fees and Monthly Payments.

(a) Collegium acknowledges that on June 28, 2002 Cypress paid Collegium an up-front fee of […***…].

(b) Cypress shall pay Collegium a project management fee, to be paid in […***…] equal monthly payments of […***…] each, for an aggregate of […***…], payable on the following dates:

Payment Due Date	Amount of the Payment
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]

4.2 Direct Costs for the R&D Program.

(a) Cypress will reimburse Collegium for Collegium’s direct costs with respect to the R&D Program, with no mark-up or overhead expenses (the “Direct Costs”). Collegium estimates that such Direct Costs will be […***…] in the aggregate, as described in Exhibit B. In the event that the Direct Costs exceed […***…], Collegium agrees that it shall obtain prior written approval from Cypress for any such excess Direct Costs. Cypress shall not be required to reimburse Collegium for Direct Costs in excess of […***…] except to the extent Cypress has provided prior written approval for such excess Direct Costs.

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(b) Collegium agrees that it shall obtain prior written approval from Cypress for any costs, other than Direct Costs, to be incurred with respect to the R&D Program (the “Additional Costs” and collectively with the Direct Costs, the “Total Costs”). Cypress shall not be required to reimburse Collegium for Additional Costs except to the extent Cypress has provided prior written approval for such Additional Costs.

(c) Collegium shall provide an invoice to Cypress on a monthly basis promptly following the end of each month during the R&D Program, showing the actual Total Costs for that month and the payment due from Cypress. Cypress will pay to Collegium the amount due within 30 days after receipt of the invoice to the extent that such amounts are within the budget for the R&D Program as outlined on Exhibit B or to the extent such Total Costs have been pre-approved by Cypress in writing as contemplated in this Section 4.2.

4.3 Royalties. All payments made by Cypress to Collegium under Section 4.4 shall be credited in full against any royalty payments due under this Section 4.3. The royalty payments described in this Section 4.3 are in consideration of the License and become payable only upon exercise of the Option by Cypress under Article 6.

(a) Cypress shall pay Collegium a royalty of […***…] of Net Sales of Reformulated Products or New Products sold directly by Cypress or its Affiliates.

(b) Cypress shall pay Collegium the applicable percentage set forth below of an amount (the “Net Amount”) equal to (i) […***…], minus (ii) […***…]:

[…***…]	Percentage of Net Amount Due to Collegium
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]
[…***…]	[…***…]

(1)	[…***…]

(c) The royalties specified in this Section 4.3 shall be payable on a product-by-product and country-by-country basis until expiration of the last-to-expire of the issued patents included in the New Patents or Joint Patents which claim the manufacture, use or sale of the applicable product.

4.4 R&D Milestones. The milestone payments described in this Section 4.4 become payable only following exercise by Cypress of the Option under Article 6.

(a) Within 30 days following the occurrence of the events set forth below with respect to either a Reformulated Product or a New Product, Cypress shall pay to Collegium the

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milestone payments set forth below; provided, however, that for clarification, the Parties agree that, […***…]:

((R&D Milestone Event	Milestone Payment	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]

(b) The milestone payments may be paid in cash or, at the option of Collegium and subject to Section 4.4(c), in Common Stock of Cypress. Collegium shall provide Cypress with prompt written notice of Collegium’s election to receive any milestone payment under this Section 4.4 in Common Stock (the “Collegium Notice”), and if the Collegium Notice is not provided within 10 days prior to the date the milestone payment is due, Cypress may make such payment in cash. In the event that Collegium elects to receive the applicable milestone payment in Common Stock, the issuance of the Common Stock will be pursuant to the terms of the Stock Agreement and the number of shares of Common Stock to be issued shall equal the quotient obtained by dividing (i) the amount of cash that is due under the applicable milestone payment by (ii) the Market Price as of the date the applicable milestone event occurred. Cypress will not issue any fractional shares of Common Stock in payment of any milestone payment. Instead, Cypress will pay cash for the fractional share, determined by multiplying the Market Price by such fraction, and then rounding to the nearest whole cent.

(c) In no event will Cypress be obligated to issue shares of Common Stock under this Agreement or the Stock Agreement as payment upon occurrence of a milestone event if the Market Price at which Common Stock would be issued to Collegium under Section 4.4(b) is below the Minimum Price. In addition, in no event will Cypress be obligated to issue shares of Common Stock under this Agreement or the Stock Agreement to the extent such issuance would require approval of Cypress’ stockholders under the rules and regulations of the Nasdaq Stock Market (or any other national securities exchange on which the Common Stock is then traded). In either such event, the applicable milestone payment would be payable in cash.

4.5 Payment; Reports. Royalties payable pursuant to Section 4.3 shall be calculated and reported for each calendar quarter. All royalty payments due to Collegium under this Agreement shall be paid within 60 days after the end of each calendar quarter, unless otherwise specifically provided herein. Each payment of royalties shall be accompanied by a report in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including, without limitation and on a country-by-country basis, the calculation of the payment and the exchange rates used.

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4.6 Exchange Rate; Manner and Place of Payment. All payments hereunder shall be payable in U.S. dollars. With respect to each quarter, for countries other than the United States, whenever conversion of payments from any foreign currency shall be required, such conversion shall be made at the rate of exchange equal to the average of the daily exchange rates for such currency reported in The Wall Street Journal, Western Edition, during the applicable quarter. All payments owed under this Agreement shall be made by wire transfer to a bank and account designated in writing by Collegium, unless otherwise specified in writing by Collegium.

4.7 Withholding of Taxes. Collegium will pay any and all taxes levied on account of payments made to Collegium under this Agreement. If any taxes are required to be withheld by the Cypress, it will (a) deduct such taxes from the remitting payment, (b) timely pay the taxes to the proper taxing authority, and (c) send proof of payment to Collegium and certify its receipt by the taxing authority within 60 days following such payment.

4.8 Records and Audits. During the Term and for five years after the end of the period in which any royalty payments are due from Cypress to Collegium as provided in Section 4.3, Cypress shall keep complete and accurate records pertaining to transactions upon which royalties would be payable under Section 4.3 in sufficient detail to permit Collegium to confirm the accuracy of all payments due hereunder. Collegium shall have the right to cause an independent, certified public accountant reasonably acceptable to Cypress to audit such records to confirm payments due hereunder for a period covering not more than the preceding three years; provided, however, that such audit shall be limited to only the records of Cypress relating to the payments due hereunder. Such audits may be exercised no more than once in each calendar year during normal business hours upon reasonable prior written notice to Cypress. Prompt payments, if any are required, shall be made by either Cypress or if a refund is due, by Collegium, to reflect the results of such audit. Any additional payments or refund required, as a result of such audit shall bear interest of […***…] per month, beginning on the date on which the applicable payments should have been made or the date on which the overpayments were made. Collegium shall bear the full cost of such audit unless such audit discloses a payment shortfall of more than five percent from the amount of the payments due under this Agreement. In such case, Cypress shall bear the full cost of such audit.

4.9 Prohibited Payments. Notwithstanding any other provision of this Agreement, if Cypress is prevented from paying any such royalty by virtue of the statutes, laws, codes or governmental regulations of the country from which the payment is to be made, then such royalty may be paid by depositing funds in the currency in which accrued to Collegium’s account in a bank acceptable to Cypress in the applicable country.

ARTICLE 5

INTELLECTUAL PROPERTY

5.1 Ownership.

(a) Inventorship of inventions, whether or not patentable, conceived of or reduced to practice by employees or Third Party contractors of either Party or both Parties as part

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of the R&D Program (“Inventions”) shall be determined in accordance with the rules of inventorship under United States patent laws.

(b) All Cypress Technology shall remain the sole property of Cypress or its licensors. All Collegium Existing Technology shall remain the sole property of Collegium or its licensors.

(c) Subject to the provisions of Section 5.2(a) and (b), Cypress shall own all Inventions conceived of or reduced to practice solely by employees or Third Party contractors of Cypress and all intellectual property rights with respect to such Inventions, Collegium shall own all Inventions conceived of or reduced to practice solely by employees or contractors of Collegium and all intellectual property rights with respect to such Inventions, and Cypress and Collegium shall jointly own all Inventions conceived or reduced to practice jointly by employees or contractors of Cypress and employees or contractors of Collegium and all intellectual property rights with respect to such Inventions.

5.2 Prosecution, Maintenance and Enforcement of New Patents and Joint Patents.

(a) […***…]

(i) Collegium will develop a written abstract of the patent concept with respect to Information or Inventions for review by Cypress. If Cypress provides written notification of interest in the developed abstract and Collegium files a patent application on the developed abstract, then Cypress will reimburse Collegium for all of Collegium’s out-of-pocket patent legal expenses to be incurred in the development and filing of the patent application based on the abstract; provided that such expenses are within a budget for such expenses agreed to in writing by Cypress and Collegium or are otherwise agreed to in writing by Cypress. Cypress will reimburse Collegium for such expenses within thirty (30) days after submission by Collegium to Cypress of an invoice or invoices itemizing such incurred legal expenses. Collegium shall consider in good faith the requests and suggestions of Cypress with respect to strategies for filing and prosecuting the New Patents. Collegium shall keep Cypress informed of progress with regard to the filing, prosecution and maintenance of the New Patents. Collegium acknowledges that the New Patents are subject to the Option granted under Section 6.1 and, in the event that Cypress exercises its Option under Article 6, that the License covers the New Patents.

(ii) Should Cypress notify Collegium in writing of no interest in a written abstract of a patent concept presented by Collegium, then such patent application and any patent issued thereon will not be excluded from the definition of New Patent and Collegium shall have the right at its sole expense to file and prosecute a patent application specific to the written abstract and maintain any patent issued thereon. If, subsequent to Cypress’ notification of no interest in a patent application, during the Option Term Cypress decides to license such patent application and any patent issued thereon, then such patent application and any patent issued thereon shall be included in the definition of New Patents and, then upon Cypress’ exercise of such Option, Cypress will reimburse Collegium for all reasonable patent legal expenses incurred by Collegium prior to Cypress exercising the Option. Should Cypress notify Collegium of no

*Confidential Treatment Requested

interest in a patent abstract and concept and subsequently decide to license the New Patent resulting from such abstract and exercise the Option, […***…].

(b) Cypress and Collegium shall promptly notify the other in writing of any alleged or threatened infringement of any patent included in the New Patents or Joint Patents of which they become aware and any alleged or threatened misappropriation of any Information included in the New Know-How. Both Parties shall use their reasonable efforts in cooperating with each other to terminate such infringement without litigation.

(c) Prior to the exercise of the Option by Cypress under Article 6 or at any time Cypress does not have rights under the License, Collegium shall have the sole right, but not the obligation, to bring and control any action or proceeding with respect to infringement of a patent in the Joint Patents or New Patents or misappropriation of any Information in the New Know-How at its own expense and by counsel of its own choice. Cypress shall have the right, at its own expense, to be represented in any such action or proceeding by counsel of its own choice. At any time that Cypress has rights under the License, Cypress shall have the first right, but not the obligation, to bring and control any action or proceeding with respect to infringement of a patent included in the Joint Patents or New Patents or misappropriation of the New Know-How at its own expense and by counsel of its own choice. Collegium shall have the right, at its own expense, to be represented in any such action or proceeding by counsel of its own choice. If Cypress fails to bring such an action or proceeding within (a) 60 days following the notice of alleged infringement or misappropriation or (b) 10 days before the time limit, if any, set forth in the appropriate laws and regulations for the filing of such actions, whichever comes first, Collegium shall have the right to bring and control any such action or proceeding at its own expense and by counsel of its own choice, and Cypress shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(d) Neither Party shall have the right to settle any infringement or misappropriation action or proceeding under this Section 5.2 relating to any patents or know-how exclusively licensed to, or jointly owned by, the other Party hereunder without the prior written consent of such other Party. Except as otherwise agreed to by the Parties as part of a cost-sharing arrangement, any recovery realized as a result of such action or proceeding, after reimbursement of any litigation expenses of Collegium and Cypress, shall be retained by the Party that brought and controlled such action or proceeding pursuant to this Agreement.

5.3 Prosecution, Maintenance and Enforcement of Other Intellectual Property Rights.

(a) Collegium shall have the sole right, but not the obligation, to file for, prosecute, maintain, defend and enforce all Collegium Existing Patents and otherwise defend and enforce all Collegium Existing Know-How, at Collegium’s sole expense, including, without limitation, bringing and controlling any action or proceeding with respect to infringement of any Collegium Existing Patents or misappropriation of any Collegium Existing Know-How or settlement of any such action or proceeding.

(b) Cypress shall have the sole right, but not the obligation, to file for, prosecute, maintain, defend and enforce all Cypress Patents and otherwise defend and enforce all

*Confidential Treatment Requested

Cypress Know-How, at Cypress’ sole expense, including, without limitation, bringing and controlling any action or proceeding with respect to infringement of any Cypress Patents or settlement of any such action or proceeding.

5.4 Infringement of Third Party Rights. Cypress and Collegium shall promptly notify the other in writing of any allegation by a Third Party that the activity of either of the Parties under this Agreement infringes or may infringe the intellectual property rights of such Third Party.

(a) Collegium shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Collegium’s activities at its own expense and by counsel of its own choice. Cypress shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(b) Cypress shall have the sole right to control any defense of any such claim involving alleged infringement of Third Party rights by Cypress’ activities at its own expense and by counsel of its own choice. Collegium shall have the right, at its own expense, to be represented in any such action by counsel of its own choice.

(c) Neither Party shall have the right to settle any litigation under this Section 5.4 in a manner that diminishes the rights or interests of the other Party without the consent of such other Party (which shall not be unreasonably withheld).

5.5 Cooperation. Each Party agrees to cooperate fully in the preparation, filing, prosecution, maintenance, defense and enforcement of New Patents and Joint Patents under this Agreement. Such cooperation includes, but is not limited to:

(a) executing all papers and instruments, or requiring its employees or agents, to execute such papers and instruments, so as to effectuate the ownership of Inventions and intellectual property rights with respect to such Inventions as set forth in Sections 5.1(c) and 5.2(a) and (b) above and to enable the other Party to apply for and to prosecute patents applications for which such other Party is responsible in any country;

(b) keeping the other Party informed regarding the status of any pending litigation with respect to the New Patents or Joint Patents;

(c) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution, maintenance, defense or enforcement of any New Patents or Joint Patents; and

(d) cooperating fully, including if required to bring any infringement action with respect to any of the New Patents or Joint Patents, the furnishing of a power of attorney or being named as a party.

ARTICLE 6

OPTION; EXCLUSIVE LICENSE

6.1 Option to Acquire an Exclusive License. Collegium hereby grants to Cypress during the R&D Term and for […***…] after the expiration or termination (as provided in Section 10.5(b)) of the R&D Term (the “Option Term”), an exclusive option (the “Option”) under the Licensed Technology to acquire an exclusive, sublicensable, transferable, worldwide license to develop, register, make, have made, use, distribute, sell, offer for sale, have sold and import New Products and Reformulated Products in the Field (the “License”).

6.2 Exercise of the Option. Cypress may exercise the Option at any time during the Option Term upon written notice to Collegium and the payment of any amounts that are due to Collegium under this Agreement. Effective immediately upon exercise of the Option by Cypress, with no further action required by Cypress, Collegium hereby grants the License to Cypress during the Term.

6.3 Milestones. Collegium and Cypress agree that within […***…] of Cypress exercising its Option under Article 6, the Committee shall meet and agree upon a plan of development with respect to any New Products, such plan to include the achievement of certain events within certain time periods and shall take into account the current state of development of New Products (the “New Product Milestone Events”). In the event that Cypress or any of its Affiliates or Sublicensees fails to reach two consecutive New Product Milestone Events within the specified time period, then Cypress shall have a reasonable time period, as determined by the Committee, to attempt to meet […***…] the applicable […***…] New Product Milestone Events (the “Cure Period”). In the event that at the end of the Cure Period, none of Cypress or any of its Affiliates or Sublicensees has yet achieved […***…] applicable New Product Milestone Event and none of Cypress or any of its Affiliates or Sublicensees is developing any other New Products, on the date following the end of the Cure Period, Collegium may terminate this Agreement upon written notice to Cypress, and Cypress (a) shall return all physical chemical materials with respect to New Products and (b) hereby assigns or causes to be assigned to Collegium all of Cypress’ right, title and interest in and to all New Patents and Joint Patents which are filed by Cypress under Section 5.2(a), and any license granted to Cypress under Section 6.1 and Section 6.2 shall automatically terminate.

ARTICLE 7

CONFIDENTIALITY

7.1 Confidentiality. Except to the extent expressly authorized by this Agreement or as otherwise agreed in writing by the Parties, each Party agrees that, during the Term and for five years thereafter, it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose any Information belonging to the other Party (the “Confidential Information”). Without limiting the foregoing, (i) all Cypress Technology and all New Patents and Joint Patents owned solely by Cypress shall be Confidential Information of Cypress, (ii) all Collegium Existing Technology and all New Patents, Joint Patents and New Know-How owned solely by Collegium shall be Confidential Information of Collegium, and (iii) all Joint Patents shall be Confidential Information of both Parties. Each Party shall use at least the same standard of care as it uses to protect its own confidential information to ensure that its employees, contractors, agents and other representatives do not disclose or make any unauthorized use of the Confidential Information of the other Party and shall be responsible for any breaches of this

*Confidential Treatment Requested

Section 6.1 by any of its employees, contractors, agents or other representatives. Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information of the other Party. Confidential Information shall not include any information which the receiving Party can demonstrate by competent written proof that such information:

(a) was already known to the receiving Party other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party, or any of its employees or agents, in breach of this Agreement; or

(d) was disclosed to the receiving Party by a Third Party, other than in connection with a breach of an obligation of confidentiality to the other Party.

7.2 Authorized Disclosure. Each Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a) filing or prosecuting patent applications in accordance with this Agreement;

(b) making regulatory filings by Cypress;

(c) prosecuting or defending litigation;

(d) complying with applicable court orders or governmental regulations;

(e) disclosure to employees, contractors and agents or other Third Parties, in each case who agree to be bound by similar terms of confidentiality and non-use at least equivalent in scope to those set forth in this Article 7.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to this Section 7.2, it will, only do so with the prior written approval of the other Party of such disclosure and use efforts to secure confidential treatment of such information at least as diligent as such Party would use to protect its own confidential information, but in no event less than reasonable efforts. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder. The Parties will consult with each other on the provisions of this Agreement to be redacted in any filings made by the Parties with the Securities and Exchange Commission or as otherwise required by law.

7.3 Publications. Each Party recognizes that the publication of papers regarding results of and other information regarding the R&D Program, including oral presentations and abstracts, may be beneficial to both Parties provided such publications are subject to reasonable controls to protect Confidential Information. Accordingly, a Party shall have the right to review and approve any paper proposed for publication by the other Party, including oral presentations and abstracts, which utilizes information generated from the R&D Program and/or includes Confidential Information of the first Party. Before any such paper is submitted for publication, the Party proposing publication shall deliver a complete copy to the other Party at least 45 days prior to submitting the paper to a publisher. Such other Party shall review any such paper and give its comments to the publishing Party within 30 days of the delivery of such paper to such other Party. With respect to oral presentation materials and abstracts, such other Party shall make reasonable efforts to expedite review of such materials and abstracts, and shall return such items as soon as practicable to the publishing Party with appropriate comments, if any, but in no event later than 30 days from the date of delivery to the non-publishing Party. The publishing Party shall comply with the other Party’s request to delete references to the other Party’s Confidential Information in any such paper and agrees to withhold publication of same for an additional 90 days in order to permit the Parties to obtain patent protection, if either of the Parties deems it necessary, in accordance with the terms of this Agreement.

7.4 Publicity. The Parties acknowledge their intent to issue a joint press release announcing the execution of this Agreement and agree that each Party may desire or be required to issue subsequent press releases relating to this Agreement or activities hereunder. Cypress agrees to provide a draft of the first joint press release, to Collegium, for comment. The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, provided that a Party may not unreasonably withhold consent to such releases, and that either Party may issue such press releases as it determines, based on advice of counsel, are reasonably necessary to comply with laws or regulations or for appropriate market disclosure. In addition, following the initial press release announcing this Agreement, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance herewith.

ARTICLE 8

REPRESENTATIONS, WARRANTIES AND COVENANTS

8.1 Mutual Representations, Warranties and Covenants. Each Party hereby represents and warrants:

(a) Such Party is duly organized and validly existing under the laws of the state or country of its organization and has full power and authority to enter into this Agreement and to carry out the provisions hereof.

(b) Such Party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

(c) This Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such Party does not, to the best of such Party’s knowledge after reasonable inquiry, conflict with any agreement, instrument or understanding, oral or written, to which it is a

Party or by which it may be bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

(d) Such Party will utilize its commercially reasonable efforts at all times to devote the necessary personnel and resources to perform its activities under the R&D Program in a timely manner.

(e) Such Party will perform its activities under the R&D Program in compliance with all applicable laws, governmental regulations and guidelines of the United States.

(f) All of such Party’s employees or contractors acting on its behalf pursuant to this Agreement are and will be obligated under a binding written agreement to assign to such Party or its designee all Inventions.

8.2 Disclaimer. THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND, EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EACH PARTY EXPRESSLY DOES NOT WARRANT (A) THE SUCCESS OF ANY STUDY OR TEST COMMENCED UNDER THE R&D PROGRAM OR (B) THE SAFETY OR USEFULNESS FOR ANY PURPOSE OF THE TECHNOLOGY IT PROVIDES HEREUNDER.

ARTICLE 9

INDEMNIFICATION

9.1 Indemnification by Cypress. Cypress shall indemnify, defend and hold harmless Collegium and its Affiliates, and each of their respective employees, officers, directors, contractors and agents (each, a “Collegium Indemnified Party”) from and against any and all liability, loss, damage, cost, and expense (including reasonable attorneys’ fees) (collectively, a “Liability”) which the Collegium Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with (i) the material breach by Cypress of any covenant, representation or warranty contained in this Agreement or (ii) in the event that Cypress exercises its Option under Article 6, any Third Party action or claim based upon the development or commercialization of any Reformulated Product or New Product by Cypress or any of its Affiliates or Sublicensees, in the case of both (i) and (ii), except to the extent such Liability results from willful misconduct or negligent acts or omissions of any Collegium Indemnified Party or the material breach by Collegium of any covenant, representation or warranty contained in this Agreement.

9.2 Indemnification by Collegium. Collegium shall indemnify, defend and hold harmless Cypress and its Affiliates, and each of their respective employees, officers, directors, contractors and agents (each, a “Cypress Indemnified Party”) from and against any Liability which the Cypress Indemnified Party may incur, suffer or be required to pay resulting from or arising in connection with (i) the material breach by Collegium of any covenant, representation or warranty contained in this Agreement, except to the extent such Liability results from willful misconduct or negligent acts or omissions of any Cypress Indemnified Party or the material breach by Cypress of any covenant, representation or warranty contained in this Agreement or (ii) prior to the exercise of the Option by Cypress under Article 6, any Third Party action or claim based upon the development or commercialization of any Reformulated Product or New Product by Collegium or any of its Affiliates or licensees, except to the extent such Liability results from willful misconduct or negligent acts or omissions of any Cypress Indemnified Party or the material breach by Cypress of any covenant, representation or warranty contained in this Agreement.

9.3 Conditions to Indemnification. The obligations of the indemnifying Party under Sections 9.1 and 9.2 are conditioned upon the delivery of written notice to the indemnifying Party of any potential Liability promptly after the indemnified party becomes aware of such potential Liability. The indemnifying party shall have the right to assume the defense of any suit or claim related to the Liability if it has assumed responsibility for the suit or claim in writing; however, if in the reasonable judgment of the indemnified party, such suit or claim involves an issue or matter which could have a materially adverse effect on the business operations or assets of the indemnified party, the indemnified party may waive its rights to indemnity under this Agreement and control the defense or settlement thereof, but in no event shall any such waiver be construed as a waiver of any indemnification rights such party may have at law or in equity. If the indemnifying party defends the suit or claim, the indemnified party may participate in (but not control) the defense thereof at its sole cost and expense.

9.4 Settlements. Neither Party may settle a claim or action related to a Liability subject to indemnification under this Article 8 without the consent of the other Party, if such settlement would impose any monetary obligation on the other Party or require the other Party to submit to an injunction or otherwise limit the other Party, its Affiliates, employees, agents, officers and directors.

ARTICLE 10

TERM AND TERMINATION

10.1 R&D Term. The term of the R&D Program shall commence on the Effective Date and continue for one year following the Effective Date unless extended by mutual written agreement of the Parties or earlier terminated pursuant to Section 10.3 (the “R&D Term”).

10.2 Term of the Agreement. The term of this Agreement shall commence on the Effective Date and continue until the expiration of the royalty obligations under Section 4.3 (the “Term”), unless terminated earlier pursuant to Section 10.3.

10.3 Termination.

(a) A Party shall have the right to terminate the R&D Program and/or this Agreement upon 60 days’ prior written notice to the other Party upon or after the bankruptcy, insolvency, dissolution or winding up of the other Party (other than a dissolution or winding up for the purpose of reconstruction or amalgamation).

(b) A Party shall have the right to terminate the R&D Program and/or this Agreement upon 60 days’ prior written notice to the other Party upon or after the breach of any material provision of this Agreement by the other Party if the breaching Party has not cured such breach within the 60 day period following written notice of termination by the non-breaching Party.

(c) In the event that Cypress does not exercise the Option during the Option Term, this Agreement shall automatically terminate at the end of the Option Term.

(d) This Agreement shall terminate upon Collegium providing written notice to Cypress under the circumstances described in Section 6.3.

10.4 Effect of Termination.

(a) In the event of expiration of the R&D Program or termination of the R&D Program under Section 10.3 if the Agreement is not also terminated, all rights and obligations of the Parties under Articles 2 and 3 and Sections 4.1 and 4.2 shall terminate, and all other rights and obligations of the Parties under this Agreement shall continue in full force and effect during the Term. Collegium shall immediately send an invoice to Cypress for any Costs to be reimbursed by Cypress pursuant to Section 4.2 through the date of termination, and Cypress will pay to Collegium the amount due in accordance with Section 4.2(b).

(b) Upon termination of this Agreement under Section 10.3, all rights and obligations of the Parties under this Agreement shall terminate except as provided in this Section 10.4 or as contemplated by Section 10.5.

(c) In the event of termination of this Agreement by Collegium pursuant to Section 6.3 or 10.3(a) or (b), any sublicense granted under the License by Cypress to any Sublicensee shall, upon written request to Collegium, become a direct license of the applicable Licensed Technology from Collegium to such Sublicensee on the terms set forth in the applicable sublicense agreement (provided that such termination of this Agreement was not caused by such Sublicensee); provided that Collegium shall have no greater obligations thereunder than its obligations to Cypress under this Agreement.

(d) The use by either Party of a termination right provided for under this Agreement shall not entitle the other Party to any claim for damages or any other form of compensation or relief as a result of such termination.

10.5 Provisions Surviving Termination or Expiration.

(a) Expiration or termination of the R&D Program or this Agreement shall not relieve the Parties of any right or obligation accruing prior to such expiration or termination. Within 30 days following the expiration or termination of the R&D Program, Collegium shall deliver to Cypress any and all Confidential Information of Cypress then in its possession. Within 30 days following the expiration or termination of this Agreement, each Party shall deliver to the other Party any and all Confidential Information of such other Party in its possession.

(b) The obligations and rights of the Parties under Sections 3.5, 3.6, 3.7, 4.7, 4.8, 5.1, 5.3, 5.5, 6.3 (last sentence only), 7.1, 7.2, 8.2, 10.4, 10.5, 10.6 and 10.7 and Articles 1, 9, 11 and 12 shall survive expiration or termination of the R&D Program and this Agreement.

10.6 Rights in Bankruptcy. All rights and licenses granted under or pursuant to this Agreement by either Party are, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, licenses of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. The Parties agree that the Parties, as licensees of such rights under this Agreement, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code. The Parties further agree that, in the event of the commencement of a bankruptcy proceeding by or against either Party under the U.S. Bankruptcy Code, the Party hereto that is not a Party to such proceeding will be entitled to a complete duplicate of (or complete access to, as appropriate) any such intellectual property licensed by it hereunder and all embodiments of such intellectual property, and same, if not already in their possession, will be promptly delivered to them (i) upon any such commencement of a bankruptcy proceeding upon their written request therefore, unless the Party subject to such proceeding elects to continue to perform all of its obligations under this Agreement, or (ii) if not delivered under (i) above, following the rejection of this Agreement by or on behalf of the Party subject to such proceeding upon written request therefore by the non-subject Party.

10.7 Remedies. In the event of any breach of any provision of this Agreement, in addition to the termination rights set forth herein, each Party shall have all other rights and remedies at law or equity to enforce this Agreement.

ARTICLE 11

DISPUTE RESOLUTIONS

11.1 Disputes. The Parties recognize that disputes as to certain matters may from time to time arise which relate to either Party’s rights and obligations hereunder. It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation. To accomplish this objective, the Parties agree to follow the procedures set forth in Section 11.2 if and when such a dispute arises between the Parties.

11.2 Procedures.

(a) Discussions between the Parties. If any claim, dispute, or controversy of any nature arising out of or relating to this Agreement, including, without limitation, any action or claim based on tort, contract or statute (including any claims of breach or violation of statutory or common law protections from discrimination, harassment and hostile working environment), or concerning the interpretation, effect, termination, validity, performance and/or breach of this Agreement (each, a “Claim”), arises between the Parties and the Parties cannot resolve the dispute within 30 days of a written request by either Party to the other Party, the Parties agree to refer the Claim to the Chief Executive Officer of each Party for resolution. If, after an additional 45 days, the respective Chief Executive Officers have not succeeded in negotiating a resolution of the dispute, such dispute shall be resolved by final and binding arbitration in accordance with Section 11.2(b).

(b) Arbitration. Arbitration of Claims between the parties under this Section 10.2(b) shall be conducted in accordance Sections 1282 through 1288 of the California Code of Civil Procedure. The arbitration shall be held in San Diego, California. The arbitration shall be conducted by one arbitrator who is knowledgeable in the subject matter at issue in the dispute. The arbitrator will be selected by mutual agreement of the Parties. The arbitrator shall, within 15 calendar days after the conclusion of the arbitration hearing, issue a written award and statement of decision describing the essential findings and conclusions on which the award is based, including the calculation of any damages awarded. The arbitrator shall be authorized to award compensatory damages, but shall NOT be authorized (i) to award non-economic damages, such as for emotional distress, pain and suffering or loss of consortium, (ii) to award punitive damages, or (iii) to reform, modify or materially change this Agreement or any other agreements contemplated hereunder; provided, however, that the damage limitations described in parts (i) and (ii) of this sentence will not apply if such damages are statutorily imposed. The arbitrator also shall be authorized to grant any temporary, preliminary or permanent equitable remedy or relief the arbitrator deems just and equitable and within the scope of this Agreement, including, without limitation, an injunction or order for specific performance. The decision of the arbitrator shall be final and binding upon the Parties. The award of the arbitrator shall be the sole and exclusive remedy of the Parties. Judgment on the award rendered by the arbitrator may be entered in any court having competent jurisdiction thereof. This Section 11.2(b) shall not apply to any dispute, controversy or claim that concerns (a) the validity or infringement of a patent, trademark or copyright; or (b) any antitrust, anti-monopoly or competition law or regulation, whether or not statutory. Notwithstanding the foregoing, claims for injunctive relief shall not be subject to the requirements of arbitration.

(c) Costs and Awards. Each Party shall bear its own attorneys’ fees, costs, and disbursements arising out of the arbitration, and shall pay an equal share of the fees and costs of the arbitrator; provided, however, that the arbitrator shall be authorized to determine whether a Party is the prevailing Party, and if so, to award to that prevailing Party reimbursement for its reasonable attorneys’ fees, costs and disbursements (including, for example, expert witness fees and expenses, photocopy charges, travel expenses, etc.), and/or the fees and costs of the arbitrator. Absent the filing of an application to correct or vacate the arbitration award under California Code of Civil Procedure Sections 1285 through 1288.8, each Party shall fully perform and satisfy the arbitration award within 15 days of the service of the award.

11.3 Waiver and Acknowledgment. By agreeing to this binding arbitration provision, the Parties understand that they are waiving certain rights and protections which may otherwise be available if a Claim between the Parties were determined by litigation in court, including, without limitation, the right to seek or obtain certain types of damages precluded by this provision, the right to a jury trial, certain rights of appeal, and a right to invoke formal rules of procedure and evidence.

ARTICLE 12

GENERAL PROVISIONS

12.1 Notices. Any notices required or permitted hereunder shall be given to the appropriate Party at the address specified below or at such other address as the Party shall specify in writing. Such notice shall be deemed given upon personal delivery, one day after the date such notice is provided by overnight delivery service, three days after the date of mailing when sent by certified or registered mail, postage prepaid, or upon the date such notice is transmitted by facsimile. All notices shall be addressed as follows:

If to Cypress: Cypress Bioscience, Inc. 4350 Executive Drive, Suite 325 San Diego, CA 92121 Attn: Chief Executive Officer Telephone: […***…] Fax: (858) 452-1222	With a copy to: Cooley Godward LLP 4401 Eastgate Mall San Diego, California 92121 Attn: L. Kay Chandler, Esq. Telephone: […***…] Fax: (858) 550-6420

If to Collegium: Collegium Pharmaceutical, Inc. 349 Lincoln Street Hingham, MA 02043 Attn: Chief Executive Officer Telephone: […***…] Fax: (781) 749-1133	With a copy to:

Any Party may, by written notice to the other, designate a new “with copy to” and designate a new address or fax number to which notices to the Party giving the notice shall thereafter be mailed or faxed.

12.2 Further Actions. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

12.3 No Trademark Rights. Except as otherwise provided herein or agreed to in advance in writing, no right express or implied, is granted by this Agreement to either Cypress or Collegium, as applicable, to use in any manner the names “Cypress” or “Collegium,” or any other trade name or trademark of Cypress or Collegium or the names of any employees thereof, for any purpose.

*Confidential Treatment Requested

12.4 Force Majeure. No Party shall be liable for any delay or failure of performance (other than failure to make any payment when due) to the extent such delay or failure is caused by circumstances beyond its reasonable control and that by the exercise of due diligence it is unable to prevent, provided that the Party claiming excuse uses its commercially reasonable efforts to overcome the same.

12.5 Legal Compliance. The Parties shall review in good faith, and cooperate in taking such actions to ensure compliance of this Agreement with, all applicable laws.

12.6 Entirety of Agreement. This Agreement (including the R&D Plan) is the entire agreement and understanding of the Parties relating to the subject matter contained herein and merges all prior discussions and agreements between them, and no Party shall be bound by any representation other than as expressly stated in this Agreement.

12.7 Amendment or Waiver. No amendment, change, modification, waiver or alteration of any terms and conditions hereof shall be effective or binding upon either Party unless in writing and signed by a duly authorized officer of each Party.

12.8 Non-Waiver. The failure of a Party in any one or more instances to insist upon strict performance of any of the terms and conditions of this Agreement shall not be construed as a waiver or relinquishment, to any extent, of the right to assert or rely upon any such terms or conditions on any future occasion.

12.9 Disclaimer of Agency. This Agreement shall not constitute an agency relationship with any Party the legal representative or agent of another, nor shall any Party have the right or authority to assume, create, or incur any Third Party liability or obligation of any kind, express or implied, against or in the name of or on behalf of another except as expressly set forth in this Agreement.

12.10 Severability. If any provision or part thereof of this Agreement is declared invalid by any court of competent jurisdiction, or any government or other agency having jurisdiction over either Cypress or Collegium deems any provision or part thereof to be contrary to any antitrust or competition laws, then such declaration shall not affect the remainder of the provision or other provisions. To the extent possible the Parties shall revise such invalidated provision or part thereof in a manner that will render such provision valid without impairing the Parties’ original interest.

12.11 Assignment. Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign this Agreement and its rights and obligations hereunder without the other Party’s consent to an Affiliate or in connection with the transfer or sale of all or substantially all of the business of such Party to which this Agreement relates to a Third Party, whether by merger, sale of stock, sale of assets or otherwise. The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void.

12.12 Headings. The headings contained in this Agreement have been added for convenience only and shall not be considered as limiting or used in the interpretation of this Agreement.

12.13 Limitation of Liability. EXCEPT FOR PAYMENTS DUE UNDER ARTICLE4 OR LIABILITY FOR BREACH OF ARTICLE7, NO PARTY SHALL BE LIABLE TO ANOTHER FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL OR SPECIAL DAMAGES, INCLUDING BUT NOT LIMITED TO LOST PROFITS, ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTHING IN THIS SECTION IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY.

12.14 Governing Law. This Agreement shall be governed by the substantive laws of the State of California, excluding choice of law rules.

12.15 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same document.

12.16 Solicitation of Employees. Both Parties agree, during the Term, not to recruit or otherwise solicit for employment the employees of the other Party.

IN WITNESS WHEREOF, the Parties have by duly authorized persons, executed this Agreement, as of the date first above written.

CYPRESS BIOSCIENCE, INC.		COLLEGIUM PHARMACEUTICAL, INC.

By:	/s/ JOHN N. BONFIGLIO	By:	/s/ MICHAEL HEFFERNAN

Name:	JOHN N. BONFIGLIO	Name:	MICHAEL HEFFERNAN

Title:	COO AND EVP	Title:	PRESIDENT

EXHIBIT A
R&D Plan

EXHIBIT B
Costs

EXHIBIT C
Example of Royalty Payments in the Event there are Sublicensee Payments, according to the terms of section 4.3(b)

[…***…[	[…***…]	Net Amount	Cypress Payment to Collegium
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]
[…***…]	[…***…]	[…***…]	[…***…]

Example of Payments according to the terms of Section 4.4(a):

Example: Cypress sublicenses a Reformulated Product- Cypress receives […***…] as payment from a Sublicensee for Reformulated Product entering a Phase II Clinical Trial and must pay […***…].

[…***…]

*Confidential Treatment Requested